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EXHIBIT 99

        Investor Release

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
04/28/03	Investors: Mary Healy, 630-623-6429 Media: Anna Rozenich, 630-623-7316

McDONALD'S REPORTS FIRST QUARTER 2003 RESULTS

        OAK BROOK, IL—McDonald's Corporation today announced that results for the quarter ended March 31, 2003 showed a 7% gain in earnings per share (before the cumulative effect of accounting changes) on higher revenues, although comparable unit sales declined.

        Chairman and Chief Executive Officer Jim Cantalupo said, "I certainly am not satisfied with our results this quarter. Yet, I am confident we are getting the business back on track. We are moving ahead with plans to revitalize McDonald's business everywhere. And we've made a strategic shift to concentrate on building sales at existing restaurants rather than adding new ones. We will continue to take decisive actions to build momentum to deliver results for customers, shareholders, employees and owner/operators."

        Cantalupo reported the following highlights of the latest quarter and McDonald's long-term outlook:

  •
  Diluted earnings per share were 29 cents, up 7% before the cumulative effect of accounting changes (flat in constant currencies).

  •
  Revenues increased 6% to $3.8 billion (1% in constant currencies).

  •
  Systemwide sales increased 5% to $10.2 billion (flat in constant currencies).

  •
  Comparable unit sales were 2.0% lower among U.S. Brand McDonald's restaurants, and were 3.6% lower on a worldwide basis in constant currencies.

  •
  Capital spending will be reduced by $800 million in 2003 compared with 2002, significantly increasing cash available for debt reduction, dividend increase and share repurchase.

  •
  In the coming 12 to 18 months, plans call for the Company to be well on its way toward a 2005 goal of annual Systemwide sales growth of 3% to 5%, operating income growth of 6% to 7%, and return on incremental invested capital in the high teens.(1)

(1)
Return on incremental invested capital is defined as the change in operating income plus depreciation divided by the change in gross assets, and excludes the impact of changes in foreign currency exchange rates.

  Key highlights—Consolidated
  Dollars in millions, except per common share data

			Percent Increase/(Decrease)
Quarters ended March 31	2003	2002	As Reported	Constant Currency*
Systemwide sales**	$10,151.9	$9,698.5	5	—
Revenues	3,799.7	3,597.4	6	1
Operating income	674.6	641.3	5	(3)
Income before cumulative effect of accounting changes	364.2	351.7	4	(4)
Cumulative effect of accounting changes, net of tax	(36.8)	(98.6)	n/m	n/m
Net income	327.4	253.1	29	19
Per common share-diluted:
Income before cumulative effect of accounting changes	0.29	0.27	7	—
Cumulative effect of accounting changes	(0.03)	(0.07)	n/m	n/m
Net income	0.26	0.20	30	20

*
Information in constant currencies excludes the effect of foreign currency translation on reported results, except for hyperinflationary economies, whose functional currency is the U.S. Dollar. Constant currency results are calculated by translating current year results at prior year average exchange rates.

**
Systemwide sales include sales by all Brand McDonald's and Partner Brand restaurants, whether operated by the Company, by franchisees or by affiliates operating under joint-venture agreements.

n/m
Not meaningful

        Cantalupo also said, "Over the next 12 to 18 months, we will build a rock-solid foundation that can deliver reliable top-line and bottom-line growth, while moderating our capital spending—thus improving returns on investment. An initial step is the reduction in 2003 capital expenditures to $1.2 billion, down 40% from 2002.

        "This calculated slowing of expansion will be combined with an unprecedented effort to increase sales at our existing restaurants. We intend to achieve our objectives through disciplined action focused on five drivers of superior customer experiences—people, products, place, price and promotion. The net result should be improved momentum in comparable unit sales, margins and returns. This won't happen overnight. While our first quarter reported sales and operating income grew, constant currency comparable unit sales and operating income declined—affected by world events and weak economic conditions in many nations, severe winter weather, and the shift in Easter school holidays from March to April in Europe.

        "Nevertheless, we won't allow these short-term factors to stand in our way as we move aggressively to reaffirm McDonald's leadership in marketing and delivering quality food and outstanding service. We have challenged our lead advertising agencies to reinvigorate our marketing and strengthen our traditional appeal with a special focus on young people and women. We also are working on a number of efforts to speed service and to offer product innovations responsive to customer tastes for additional wholesome choices. In the U.S. last week, we nationally launched a new line of Premium Salads served with warm grilled or crispy chicken and Newman's Own salad dressing—with encouraging initial results. We're also adding more choices to Happy Meals. In the U.K., we've introduced no-sugar-added drinks, organic milk and fruit as Happy Meal options. In Australia, kids can now choose a toasted cheese and tomato sandwich, raisins and orange juice.

        "I am confident that our current strategies and more disciplined approach will improve the customer's experience in our restaurants and ultimately increase restaurant cash flow and shareholder value."

OUTLOOK FOR 2003

        The Company is focused on delivering improved results over the long term. As previously announced, the Company will not be providing an earnings per share target by quarter or for the year. Instead, the Company is providing the following outlook on key components influencing earnings per share and will continue to communicate its strategies and priorities as well as actual results throughout the year.

        The information provided below is as of April 2003 and excludes any impact from changes in foreign currency exchange rates.

  •
  McDonald's expects sales from new restaurants to add approximately two to three percentage points to sales growth in 2003. Most of this anticipated growth will be a result of restaurants opened in 2002 rather than in 2003, as the majority of restaurants are opened in the last few months of the year.

    In 2002, the Company opened 1,363 traditional restaurants and 392 satellite McDonald's restaurants. Net of closings, worldwide restaurant additions totaled 1,015, with 781 net traditional and 234 net satellite restaurants. In 2003, the Company expects to open about 620 traditional restaurants and 340 satellite McDonald's restaurants, for a total of 960 new restaurants worldwide. Net of planned closings, worldwide restaurant additions are expected to total 360, with 200 net traditional and 160 net satellite restaurants. McDonald's expects new restaurants to add approximately one percentage point to sales growth in 2004.

  •
  Worldwide comparable sales were -2.1% and -1.3% for full years 2002 and 2001. McDonald's strategies for 2003 are designed to reverse the negative comparable sales trend through a heightened focus on restaurant level execution and marketing. Our outlook remains cautious until we see improved performance in our key markets. As a guideline, generally, one percentage point of comparable sales in the U.S. impacts annual earnings per share by 1.5 cents, and one percentage point of comparable sales in Europe impacts annual earnings per share by about one cent, assuming no change in profit margins.

  •
  McDonald's expects the total amount of selling, general & administrative expenses in 2003 to be relatively flat compared with 2002.

  •
  A significant part of McDonald's operating income is from outside the U.S., and more than 60% of total debt is denominated in foreign currencies. The Euro and the British Pound are the most significant currencies impacting our business. If the Euro and the British Pound both move 10% (compared with 2002 average rates), McDonald's annual reported earnings per share would change by about 4 cents to 5 cents. Through year-to-date March 2003, foreign currency translation benefited diluted earnings per share by $0.02.

  •
  McDonald's expects to decrease its debt level in 2003 by $300 million to $700 million. In December 2002, we moved our fixed percentage of debt from 45% to about 60%. The weighted average interest rate for debt was 4.2% for first quarter 2003.

  •
  McDonald's expects the effective income tax rate for full year 2003 to be in the range of 33.5% to 34.5%.

  •
  McDonald's expects capital expenditures for 2003 to be $1.2 billion, $800 million less than in 2002. McDonald's also plans to use cash from operations to strengthen the balance sheet by paying down debt ($300 million to $700 million) and returning cash to shareholders through dividends and share repurchase (combined $500 million to $1 billion).

    McDONALD'S CORPORATION
    CONDENSED CONSOLIDATED STATEMENT OF INCOME
    Dollars and shares in millions, except per common share data

			Inc/(Dec)
Quarters ended March 31,	2003	2002	$	%
Revenues
Sales by Company-operated restaurants	$2,856.1	$2,678.5	177.6	7
Revenues from franchised and affiliated restaurants	943.6	918.9	24.7	3
TOTAL REVENUES	3,799.7	3,597.4	202.3	6
Operating costs and expenses
Company-operated restaurant expenses	2,509.4	2,309.6	199.8	9
Franchised restaurants—occupancy expenses	223.3	202.7	20.6	10
Selling, general & administrative expenses	396.4	384.9	11.5	3
Other operating (income) expense, net	(4.0)	58.9	(62.9)	n/m
Total operating costs and expenses	3,125.1	2,956.1	169.0	6
OPERATING INCOME	674.6	641.3	33.3	5
Interest expense	101.8	92.3	9.5	10
Nonoperating expense, net	25.2	11.8	13.4	n/m
Income before provision for income taxes	547.6	537.2	10.4	2
Provision for income taxes	183.4	185.5	(2.1)	(1)
Income before cumulative effect of accounting changes	364.2	351.7	12.5	4
Cumulative effect of accounting changes, net of tax	(36.8)	(98.6)	n/m	n/m
NET INCOME	$327.4	$253.1	74.3	29
PER COMMON SHARE—DILUTED:
Income before cumulative effect of accounting changes	$0.29	$0.27	0.02	7
Cumulative effect of accounting changes	$(0.03)	$(0.07)	n/m	n/m
Net income	$0.26	$0.20	0.06	30
Weighted average common shares outstanding-diluted	1,270.3	1,292.7

n/m
Not meaningful

McDONALD'S CORPORATION
CONSOLIDATED BALANCE SHEET
Dollars in millions

	March 31, 2003	December 31, 2002
ASSETS
Current assets
Cash and equivalents	$488.0	$330.4
Accounts and notes receivable	816.7	855.3
Inventories	103.7	111.7
Prepaid expenses and other current assets	433.4	418.0
Total current assets	1,841.8	1,715.4
Other assets
Investments in and advances to affiliates	1,050.7	1,037.7
Goodwill, net	1,652.0	1,559.8
Miscellaneous	1,048.7	1,074.2
Total other assets	3,751.4	3,671.7
Property and equipment
Property and equipment, at cost	26,689.8	26,218.6
Accumulated depreciation and amortization	(7,873.1)	(7,635.2)
Net property and equipment	18,816.7	18,583.4
Total assets	$24,409.9	$23,970.5
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$488.0	$635.8
Income taxes	100.7	16.3
Other taxes	194.4	191.8
Accrued interest	197.0	199.4
Accrued restructuring and restaurant closing costs	241.6	328.5
Accrued payroll and other liabilities	782.7	774.7
Current maturities of long-term debt	319.1	275.8
Total current liabilities	2,323.5	2,422.3
Long-term debt	9,686.9	9,703.6
Other long-term liabilities and minority interests	598.1	560.0
Deferred income taxes	979.7	1,003.7
Shareholders' equity
Common stock	16.6	16.6
Additional paid-in capital	1,775.5	1,747.3
Unearned ESOP compensation	(98.2)	(98.4)
Retained earnings	19,532.3	19,204.4
Accumulated other comprehensive income (loss)	(1,442.5)	(1,601.3)
Common stock in treasury	(8,962.0)	(8,987.7)
Total shareholders' equity	10,821.7	10,280.9
Total liabilities and shareholders' equity	$24,409.9	$23,970.5

SUPPLEMENTAL INFORMATION

OPERATING RESULTS

        The Company operates in the food service industry and primarily operates and franchises quick-service restaurant businesses under the McDonald's brand (McDonald's restaurants). The Company also operates other restaurant concepts under its Partner Brands.

Net Income and Diluted Net Income Per Common Share

        Income before the cumulative effect of accounting changes increased $12.5 million or 4%, and diluted income per common share before the cumulative effect of accounting changes increased $0.02 or 7% for the quarter. First quarter 2002 results included asset impairment charges of $43 million or $.04 per diluted share. Net income, which included the cumulative effect of the accounting changes, increased $74.3 million, and diluted net income per common share increased $0.06 for the quarter.

        Weighted average shares outstanding were lower compared with the prior year due to shares repurchased during 2002. In addition, outstanding stock options had a less dilutive effect than in the prior year.

Impact of Foreign Currencies on Reported Results

        While changing foreign currencies affect reported results, McDonald's lessens exposures, where practical, by financing in local currencies, hedging certain foreign-denominated cash flows and by purchasing goods and services in local currencies. Foreign currency translation had a positive impact on both the consolidated revenue growth rate and operating income growth rate for the quarter, primarily due to the stronger Euro and British Pound. The following table presents the effect of foreign currency translation on consolidated reported results for the quarter.

        Benefit of foreign currency translation on consolidated reported results

Quarter ended March 31, 2003
In millions, except per common share data
Revenues	$168.4
Operating income	54.0
Income before cumulative effect of accounting changes	25.5
Income before cumulative effect of accounting changes-per diluted common share	0.02

Cumulative Effect of Accounting Changes and 2002 Asset Impairment Charges

        Effective January 1, 2003, the Company adopted SFAS No. 143, "Accounting for Asset Retirement Obligations." The Statement requires legal obligations associated with the retirement of long-lived assets to be recognized at their fair value at the time the obligations are incurred. Upon initial recognition of a liability, the cost is capitalized as part of the related long-lived asset and allocated to expense over the useful life of the asset. In first quarter 2003, the Company recorded a charge of $36.8 million after tax ($0.03 per diluted share) related to lease obligations in certain international markets to reflect the cumulative effect of this accounting change.

        Effective January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets," which eliminated the amortization of goodwill and instead subjects it to annual impairment tests. As a result of the initial required goodwill impairment test, the Company recorded a charge of $98.6 million after tax ($0.07 per diluted share) in first quarter 2002 to reflect the cumulative effect of this accounting change. The impaired goodwill was primarily in Argentina, Uruguay and other markets in Latin America and the Middle East, where economies had weakened significantly.

        The Company also recorded $43.0 million (pre and after tax) of asset impairment charges in first quarter 2002, primarily related to the impairment of assets in certain existing restaurants in Chile and other Latin American markets and the closing of 32 underperforming restaurants in Turkey, as a result of continued economic weakness.

Systemwide Sales and Revenues

        Systemwide sales include sales by all restaurants, whether operated by the Company, by franchisees or by affiliates operating under joint-venture agreements. Management believes that Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent, service fees and/or royalties that generally are based on a percent of sales with specified minimum payments. These fees received from franchisees and affiliates along with sales from Company-operated restaurants are reported as revenues.

        Systemwide sales

			Percent Increase/(Decrease)
Quarters ended March 31	2003	2002	As Reported	Constant Currency*
	Dollars in millions
U.S.	$4,829.7	$4,792.7	1	n/a
Europe	2,718.0	2,308.7	18	(1)
APMEA	1,696.0	1,632.1	4	(4)
Latin America	304.0	390.2	(22)	1
Canada	332.8	320.1	4	(2)
Partner Brands	271.4	254.7	7	7
Total Systemwide sales	$10,151.9	$9,698.5	5	—

*
Excluding the effect of foreign currency translation on reported results.

n/a
Not applicable

        Systemwide sales and revenues may grow at different rates during a given period, primarily due to a change in the mix of Company-operated, franchised and affiliated restaurants. For example, this mix is impacted by purchases and sales of restaurants between the Company and franchisees. For the quarters ended March 31, 2003 and 2002, Company-operated restaurants generated about 30% of Systemwide sales and about 75% of revenues.

        Total revenues

			Percent Increase/(Decrease)
Quarters ended March 31	2003	2002	As Reported	Constant Currency*
	Dollars in millions
U.S.	$1,316.1	$1,266.3	4	n/a
Europe	1,302.5	1,146.3	14	(3)
APMEA	581.7	584.0	—	(5)
Latin America	186.4	217.2	(14)	13
Canada	151.1	138.2	9	3
Partner Brands	261.9	245.4	7	7
Total revenues	$3,799.7	$3,597.4	6	1

*
Excluding the effect of foreign currency translation on reported results.

n/a
Not applicable

        On a global basis, Systemwide sales and revenues were relatively flat for the quarter in constant currencies as restaurant expansion offset negative comparable sales.

        U.S. sales increased for the quarter due to expansion, partly offset by negative comparable sales. U.S. revenues increased at a higher rate than sales for the quarter due to a higher percentage of Company-operated restaurants.

        In Europe, constant currency sales decreased for the quarter due to negative comparable sales, partly offset by expansion. Expansion and slightly positive comparable sales in France were more than offset by negative comparable sales in Germany, where the economy remains weak, and in the U.K., where consumer confidence continues to decline. Europe's revenue growth rate was lower than the sales growth rate, primarily due to a higher percentage of franchised restaurants.

        Constant currency sales results in APMEA declined for the quarter due to negative comparable sales, partly offset by expansion mainly in China. The negative comparable sales in this segment were made worse by changes in consumer behavior as a result of events in the Persian Gulf and, to a lesser extent, concerns about SARS. We expect results in APMEA to continue to be impacted by these issues in the near term.

        In Latin America, constant currency sales increased for the quarter, primarily due to positive comparable sales, despite the impact of the temporary closure of restaurants in Venezuela through mid-February, due to the national strike. Positive comparable sales in Brazil, Puerto Rico and Mexico led the sales results for the segment. Revenues increased at a higher rate than sales for the quarter, partly due to a higher percentage of Company-operated restaurants in 2003.

        The sales and revenue increases in Partner Brands were due to expansion and positive comparable sales at Chipotle Mexican Grill.

Combined Operating Margins

        The following combined operating margin information represents margins for McDonald's restaurant business only and excludes Partner Brands.

        Combined operating margins

	Quarters ended March 31
	2003	2002
	Dollars in millions
Company-operated	$328.7	$350.3
Franchised	719.9	715.9
Combined operating margins	$1,048.6	$1,066.2
Percent of sales/revenues
Company-operated	12.7%	14.4%
Franchised	76.3	78.0

        Combined operating margin dollars decreased $17.6 million or 2% for the quarter (8% in constant currencies). The U.S. and Europe segments accounted for more than 80% of the combined margin dollars in both years.

        Consolidated food & paper costs decreased as a percent of sales for the quarter, while payroll costs and occupancy & other operating expenses increased as a percent of sales.

        The U.S. Company-operated margin percent decreased for the quarter, primarily due to negative comparable sales. Food & paper costs, payroll costs and occupancy & other operating expenses all increased as a percent of sales for the quarter.

        The Company-operated margin percent in Europe and APMEA decreased for the quarter, primarily due to negative comparable sales. Payroll and occupancy & other costs as a percent of sales increased for the quarter for both segments. In Latin America, Company-operated margins decreased for the quarter, primarily due to higher commodity and utility costs.

        The decline in the consolidated franchised margin percent for the quarter reflects negative comparable sales, higher short-term financial support to franchisees, primarily in the U.S., and higher occupancy costs due, in part, to an increased proportion of leased sites.

Selling, General & Administrative Expenses

        Selling, general & administrative expenses increased 3% for the quarter (flat in constant currencies).

Other Operating (Income) Expense, Net

        Other operating (income) expense, net

	Quarters ended March 31
	2003	2002
	Dollars in millions
Gains on sales of restaurant businesses	$(18.4)	$(10.1)
Equity in earnings of unconsolidated affiliates	(0.8)	(8.3)
Team service system payments—U.S.	—	21.6
Asset impairment—Latin America and Turkey	—	43.0
Other expense	15.2	12.7
Total	$(4.0)	$58.9

        Equity in earnings of unconsolidated affiliates decreased for the quarter due to a net loss from our Japanese affiliate in 2003 compared with income in 2002. The team service system payments were made to U.S. owner/operators in first quarter 2002 to facilitate the introduction of the team service front counter system.

Operating Income

        Consolidated operating income increased $33.3 million or 5% for the quarter. Results in 2002 included $43.0 million of asset impairment charges.

        Operating income

				Percent Increase/(Decrease)
Dollars in Millions				As Reported	Adjusted Constant Currency(1)
Quarters ended March 31	2003	2002
U.S.	$405.7	$402.1		1	n/a
Europe	268.4	242.9		10	(7)
APMEA	69.4	71.2	(2)	(3)	(27)
Latin America	2.2	(13.2	)(3)	n/m	n/m
Canada	26.2	27.6		(5)	(11)
Partner Brands	(12.9)	(11.6)		(11)	(8)
Corporate	(84.4)	(77.7)		(9)	n/a
Total operating income	$674.6	$641.3		5	(9)

(1)
Excluding the effect of foreign currency translation on reported results and excluding $43.0 million of asset impairment charges in 2002.

(2)
Includes $15.9 million of asset impairment charges in Turkey.

(3)
Includes $27.1 million of asset impairment charges.

n/a
Not applicable

n/m
Not meaningful

        U.S. operating income increased 1% for the quarter, primarily due to $21.6 million of payments made to U.S. owner/operators in first quarter 2002 and lower selling, general & administrative expenses, partly offset by lower combined operating margin dollars.

        Europe's operating income decreased 7% for the quarter in constant currencies, primarily due to weak results in Germany and the U.K., partly offset by positive results in France.

        APMEA's adjusted operating income decreased 27% for the quarter in constant currencies, primarily due to weak results in Japan, Australia, China and South Korea.

        Latin America's adjusted operating results declined significantly for the quarter as most markets in the segment continue to experience difficult economic conditions. In addition, Latin America's results for the quarter were negatively impacted by the national strike in Venezuela.

INTEREST, NONOPERATING EXPENSE AND INCOME TAXES

        Interest expense increased for the quarter primarily due to stronger foreign currencies and higher average debt levels in first quarter 2003 compared with first quarter 2002. The increase in average debt levels was primarily due to non-cash items, including the impact of changes in exchange rates on foreign currency-denominated debt and SFAS No. 133 fair value adjustments.

        Nonoperating expense for the quarter reflected foreign currency translation losses in 2003 compared with foreign currency translation gains in 2002.

        The first quarter effective income tax rate was 33.5% compared with 34.5% in 2002. The higher effective income tax rate in 2002 was due to the asset impairment charges recorded in 2002 that were not tax-effected for financial reporting purposes.

FORWARD-LOOKING STATEMENTS

        Certain forward-looking statements are included in this release. They use such words as "may," "will," "expect," "believe," "plan" and other similar terminology. These statements reflect management's current expectations regarding future events and operating performance and speak only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements: effectiveness of operating initiatives; success in advertising and promotional efforts; changes in global and local business and economic conditions, including their impact on consumer confidence; consumer response to the occurrence of severe acute respiratory syndrome; fluctuations in currency exchange and interest rates; food, labor and other operating costs; political or economic instability in local markets, including the effects of war and terrorist activities; competition, including pricing and marketing initiatives and new product offerings by the Company's competitors; consumer preferences or perceptions concerning the Company's product offerings; spending patterns and demographic trends; availability of qualified restaurant personnel; severe weather conditions; existence of positive or negative publicity regarding the Company or its industry generally; effects of legal claims; cost and development of capital; changes in future effective tax rates; changes in governmental regulations; and changes in applicable accounting policies and practices. The foregoing list of important factors is not all inclusive.

        The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RELATED COMMUNICATIONS

        In conjunction with its first quarter earnings release, McDonald's Corporation will broadcast its conference call with members of management live over the Internet on Monday, April 28, 2003, at 10:30 a.m. Central Time. Interested parties are invited to listen by logging on to www.investor.mcdonalds.com and selecting "Webcast." Separately, an archived replay of this call will be available on McDonald's website for a limited time.

        For second quarter sales updates, the Company plans to release monthly sales information on May 13, June 12 and July 14.

McDONALD'S SYSTEMWIDE SALES
Dollars in millions

			% Inc/(Dec)
Quarters ended March 31,	2003	2002	As Reported	Constant Currency*
U.S.
Operated by franchisees	$3,785.7	$3,811.4	(1)
Operated by the Company	790.0	725.3	9
Operated by affiliates	254.0	256.0	(1)
	4,829.7	4,792.7	1	n/a
Europe
Operated by franchisees	1,563.0	1,302.7	20
Operated by the Company	999.9	892.9	12
Operated by affiliates	155.1	113.1	37
	2,718.0	2,308.7	18	(1)
APMEA
Operated by franchisees	542.2	477.2	14
Operated by the Company	517.4	522.1	(1)
Operated by affiliates	636.4	632.8	1
	1,696.0	1,632.1	4	(4)
Latin America
Operated by franchisees	130.7	198.8	(34)
Operated by the Company	165.2	183.0	(10)
Operated by affiliates	8.1	8.4	(4)
	304.0	390.2	(22)	1
Canada
Operated by franchisees	194.3	197.7	(2)
Operated by the Company	122.3	110.3	11
Operated by affiliates	16.2	12.1	34
	332.8	320.1	4	(2)
Partner Brands
Operated by franchisees	10.1	9.8	3
Operated by the Company	261.3	244.9	7
	271.4	254.7	7	7
Systemwide
Operated by franchisees	6,226.0	5,997.6	4
Operated by the Company	2,856.1	2,678.5	7
Operated by affiliates	1,069.8	1,022.4	5
	$10,151.9	$9,698.5	5	—

*
Excluding the effect of foreign currency translation on reported results.

n/a
Not applicable

        The following 3 schedules relate to McDonald's restaurant business and exclude Partner Brands.

McDONALD'S COMPARABLE SALES*

	Percent Increase/(Decrease)
Quarters ended March 31,
	2003	2002
U.S.	(2.0)	(0.1)
Europe	(4.4)	5.0
APMEA	(8.3)	(8.0)
Latin America	3.4	(5.5)
Canada	(6.1)	(3.3)
Brand McDonald's	(3.6)	(0.8)

*
Comparable sales or comparable unit sales represent the percent change in constant currency sales from the same period in the prior year for restaurants in operation at least thirteen months.

McDONALD'S COMPANY-OPERATED AND FRANCHISED RESTAURANT MARGINS

					% Inc/(Dec)
	Percent		Amount
Quarters ended March 31,					As Reported	Constant Currency*
	2003	2002	2003	2002
Company-operated
U.S.	14.5	16.8	$114.4	$121.5	(6)	n/a
Europe	13.8	14.7	138.1	131.2	5	(9)
APMEA	9.7	12.4	50.0	65.0	(23)	(28)
Latin America	7.8	10.1	12.9	18.4	(30)	(20)
Canada	10.9	12.9	13.3	14.2	(6)	(12)
Total	12.7	14.4	$328.7	$350.3	(6)	(12)
Franchised
U.S.	77.2	78.6	$405.9	$425.1	(5)	n/a
Europe	74.1	75.9	224.3	192.4	17	(4)
APMEA	83.8	86.4	53.9	53.5	1	(10)
Latin America	66.0	67.8	14.0	23.2	(40)	(28)
Canada	75.8	77.8	21.8	21.7	—	(5)
Total	76.3	78.0	$719.9	$715.9	1	(5)

*
Excluding the effect of foreign currency translation on reported results.

n/a
Not applicable

McDONALD'S COMPANY-OPERATED COSTS AND MARGINS AS A PERCENT OF SALES

Quarters ended March 31,	2003	2002
Food & paper	33.9	34.8
Payroll & employee benefits	27.2	26.1
Occupancy & other operating expenses	26.2	24.7
Total expenses	87.3	85.6
Company-operated margins	12.7	14.4

McDONALD'S CORPORATION RESTAURANT INFORMATION
SYSTEMWIDE RESTAURANTS

At March 31,	2003	2002	Inc/(Dec)
U.S.*	13,531	13,148	383
Europe
United Kingdom	1,224	1,191	33
Germany	1,216	1,154	62
France	974	917	57
Spain	332	313	19
Italy	329	323	6
Other	1,997	1,927	70
Total Europe	6,072	5,825	247
APMEA
Japan*	3,866	3,836	30
Australia	729	716	13
China	564	458	106
South Korea	354	333	21
Taiwan	350	354	(4)
Other	1,690	1,664	26
Total APMEA	7,553	7,361	192
Latin America
Brazil	582	573	9
Mexico	263	236	27
Other	760	782	(22)
Total Latin America	1,605	1,591	14
Canada*	1,320	1,238	82
Partner Brands	1,091	1,029	62
Systemwide restaurants	31,172	30,192	980
Countries	119	121	(2)

*
Includes satellites at March 31, 2003: U.S. 1,178; Japan 1,854; Canada 340. At March 31, 2002: U.S. 1,018; Japan 1,836; Canada 312.

McDONALD'S CORPORATION RESTAURANT INFORMATION
SYSTEMWIDE RESTAURANTS

At March 31,	2003	2002	Inc/(Dec)
U.S.
Operated by franchisees	10,660	10,504	156
Operated by the Company	2,138	1,907	231
Operated by affiliates	733	737	(4)
	13,531	13,148	383
Europe
Operated by franchisees	3,498	3,346	152
Operated by the Company	2,293	2,228	65
Operated by affiliates	281	251	30
	6,072	5,825	247
APMEA
Operated by franchisees	2,197	2,010	187
Operated by the Company	2,251	2,094	157
Operated by affiliates	3,105	3,257	(152)
	7,553	7,361	192
Latin America
Operated by franchisees	623	729	(106)
Operated by the Company	963	791	172
Operated by affiliates	19	71	(52)
	1,605	1,591	14
Canada
Operated by franchisees	786	782	4
Operated by the Company	463	406	57
Operated by affiliates	71	50	21
	1,320	1,238	82
Partner Brands
Operated by franchisees	52	51	1
Operated by the Company	1,039	978	61
	1,091	1,029	62
Systemwide
Operated by franchisees	17,816	17,422	394
Operated by the Company	9,147	8,404	743
Operated by affiliates	4,209	4,366	(157)
	31,172	30,192	980

QuickLinks

  EXHIBIT 99
McDONALD'S REPORTS FIRST QUARTER 2003 RESULTS
McDONALD'S CORPORATION CONSOLIDATED BALANCE SHEET Dollars in millions
McDONALD'S CORPORATION RESTAURANT INFORMATION SYSTEMWIDE RESTAURANTS